UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

February 3, 2009 (February 2, 2009)

SPECTRUM BRANDS, INC.
(Exact name of registrant as specified in its charter)

Wisconsin	001-13615	22-2423556
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Six Concourse Parkway, Suite 3300 Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

(770) 829-6200
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03	Bankruptcy or Receivership.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

In recent periods, Spectrum Brands, Inc. (the "Company") has been devoting increasing amounts of its cash on hand and cash flows from operations to the working capital needs of its businesses.  These costs, together with principal and interest payments on the Company's indebtedness, have continued to result in negative net cash flows on a consolidated basis.  Moreover, a seasonal decline in receivables from its businesses and a tightening of reserves under the facility by the lenders have led to reduced borrowing availability under the Company's senior secured asset-based loan facility (the "ABL Facility").

Notwithstanding that the Company's businesses are individually profitable on a stand-alone basis, were the Company to continue to perform at projected levels, the Company currently anticipates that because of the Company's significant indebtedness, absent a financial restructuring, it would be unable to achieve future profitability or positive cash flows on a consolidated basis solely from cash generated from operating activities or to satisfy certain of its payment obligations as the same may become due.  In addition, the Company determined that, absent a financial restructuring, it would be at risk of not satisfying the leverage ratios to which it is subject under its senior secured term loan facility, which ratios become more restrictive in future periods.

On February 2, 2009, the Company failed to make a $25.8 million interest payment due February 2, 2009 on the Company's 7 3/8% Senior Subordinated Notes due 2015 (the "7 3/8 Notes"), triggering a default with respect to the 7 3/8 Notes.

On February 3, 2009, the Company and its United States subsidiaries entered into a restructuring support agreement (the "Restructuring Support Agreement") with the holders of, in the aggregate, approximately 70% of the face value of the outstanding Public Notes (as defined below) (such holders, the "Significant Noteholders").  The Restructuring Support Agreement provides for the Company, subject to the terms and conditions of the agreement, to prepare and file a plan of reorganization consistent in all material respects with, and to implement the terms set forth in, the Restructuring Support Agreement and a negotiated term sheet, which sets forth the material terms of a significant potential financial restructuring plan (the "Proposed Plan").  Each of the Significant Noteholders has agreed to support such plan of reorganization and, upon receipt of a Bankruptcy Court (as defined below) approved disclosure statement and when properly solicited to do so, to vote all of their respective Public Note claims in favor of the Proposed Plan.  The Restructuring Support Agreement is subject to termination upon the occurrence of certain events including, among others, the Company's withdrawal of the Proposed Plan, the Company's failure to secure Bankruptcy Court approval of debtor-in-possession financing in accordance with the terms of the Restructuring Support Agreement or the failure of the Bankruptcy Court to approve a disclosure statement, confirm the Proposed Plan or declare the Proposed Plan effective as of specified dates.

Pursuant to the provisions of the Proposed Plan, all of the Company's existing obligations under the Public Notes and related indentures will be exchanged for new common stock and a new series of senior subordinated notes of the reorganized Company.  Existing common stock will be extinguished under the Proposed Plan, and no distributions will be made to holders of the current equity.  The Company's obligations to pay principal and interest on its senior debt would remain unchanged.  The claims of existing creditors other than the holders of the Public Notes would be reinstated and unimpaired.

In connection with and in furtherance of the Proposed Plan, on February 3, 2009 (the "Petition Date"), the Company and its United States subsidiaries (together with the Company, collectively, the "Debtors") filed voluntary petitions in the United States Bankruptcy Court for the Western District of Texas (the "Bankruptcy Court") seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") (the "Bankruptcy Cases"). The Debtors continue to operate their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.  As of the date of this Current Report on Form 8-K, a receiver, fiscal agent or similar officer has not been appointed.  A copy of the press release dated February 3, 2009 announcing, among other things, the bankruptcy filing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Company included in its petition the Proposed Plan, along with a related proposed disclosure statement (the "Disclosure Statement").  The Company intends to move forward as quickly as possible to obtain approval of the Disclosure Statement, to solicit votes on the Proposed Plan from the holders of Public Notes, and to present the Proposed Plan for approval by the Bankruptcy Court.

The filing of the Bankruptcy Cases constitutes an event of default under the Company's senior secured term credit facility agreement (the "Term Loan Facility") and the ABL Facility.  As a result of such defaults, the commitments under the respective facilities immediately terminated and all borrowings, with accrued interest thereon, and all other amounts owed by the Company, including all amounts under outstanding letters of credit, became immediately due and payable.  In addition, the filing constitutes an event of default under the respective indentures governing the 7 3/8 Notes, the Company's Variable Rate Toggle Senior Subordinated Notes due 2013 (the "Variable Notes") and the Company's 8 1/2% Senior Subordinated Notes due 2013 (the "8 1/2 Notes", collectively the "Public Notes").  As a result of such default, the principal amount plus accrued and unpaid interest on the respective related notes is due and payable.  As of February 1, 2009, the aggregate principal amounts outstanding under the Term Loan Facility and the ABL Facility are approximately $1.3 billion and $166 million, respectively, and the aggregate principal amounts outstanding under the 7 3/8 Notes, the Variable Notes and the 8 1/2 Notes are approximately $700 million, $347 million and $3 million, respectively.

As a result of the bankruptcy filing, the ability of creditors to seek remedies to enforce their rights under all such agreements have been stayed and creditor rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

The Company urges that caution be exercised with respect to existing and future investments in its equity securities as the Proposed Plan, if approved by the Bankruptcy Court and implemented in accordance with its terms, will substantially change the Company's capital structure, including, without limitation, by extinguishing the existing common stock of the Company without distribution to existing equityholders.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Company has received commitments for $235 million in debtor-in-possession financing from certain of its existing lenders under the ABL Facility with a participating interest from certain of the Company's existing holders of Public Notes.  The financing represents an incremental $70 million in cash availability at the outset of the bankruptcy proceedings, subject to certain limitations and reserves based on the amount drawn on the ABL Facility at the time of bankruptcy filing and is expected to enable the Company and its U.S. businesses to continue to satisfy customary obligations associated with their ongoing operations. The terms of the financing are subject to approval of the Bankruptcy Court.

Item 7.01.	Regulation FD Disclosure.

In connection with the Proposed Plan, the Company filed certain financial projections with the Bankruptcy Court and forecasted estimated cash flows over a 13-week period.  Copies of the financial projections and the 13-week cash flow forecast are furnished as Exhibit 99.2 and Exhibit 99.3, respectively.

Item 8.01.	Other Events.

A final award has been issued in the Company's ongoing arbitration proceeding with Tabriza Brasil Empreendimentos Ltda. ("Tabriza"), Interelectrica Administração e Participações Ltda. and VARTA AG, the former owners of the Company's subsidiary Microlite S.A. ("Microlite"), with respect to a number of matters arising out of the Company's acquisition of Microlite in September 2004.  These proceedings included, among other things, the right to receive indemnification for various alleged breaches of representations, warranties, covenants and agreements made by the selling shareholders in the acquisition agreement and the Company's obligation to pay additional amounts to Tabriza pursuant to its earn-out rights under the acquisition agreement.

In November 2007, the arbitration panel resolved certain matters at the summary judgment stage.  Among the matters decided at the summary judgment stage, the panel found that Tabriza was entitled to receive from the Company interest on certain earn-out payments previously made and that Tabriza was entitled to receive an additional amount with respect to the earn-out as a result of a decision issued by an independent auditor engaged by the parties to determine certain disputed matters submitted to it with respect to the earn-out calculation.

On January 23, 2009, the arbitration panel issued a final award regarding the matters it decided at summary judgment.  Under the final award, the total net amount owed by the Company arising out of the arbitration proceedings is approximately $6.7 million.

Forward Looking Information

This Current Report on Form 8-K contains forward-looking statements, which are based on the Company's current expectations and involve risks and uncertainties.  The Company cautions the reader that actual results could differ materially from the expectations described in the forward-looking statements.  These risks and uncertainties include (1) the risk that the Proposed Plan will not be timely confirmed by the Bankruptcy Court, if at all, (2) the risk that the bankruptcy filing and the related cases disrupt current plans and operations, (3) the risk that the Company's businesses could suffer from the loss of key customers, suppliers or personnel during the pendency of the bankruptcy cases, (4) the risk that the Company will be able to maintain sufficient liquidity for the pendency of the bankruptcy cases and (5) other factors, which can be found in the Company's securities filings, including the most recently filed Annual Report on Form 10-K.  The Company also cautions the reader that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this Current Report on Form 8-K.  The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

Item 9.01	Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.	Description

99.1	Press Release, dated February 3, 2009

99.2	Financial Projections

99.3	13-Week Cash Flows

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2009	SPECTRUM BRANDS, INC.

	By:	/s/ Anthony L. Genito
Name: Anthony L. Genito
Title: Executive Vice President, Chief Financial Officer and Chief Accounting Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release, dated February 3, 2009

99.2	Financial Projections

99.3	13-Week Cash Flows